UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2016

ID Global Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-54545	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

160 East Lake Brantley Drive, Longwood, Florida 32779

(Address of principal executive offices) (zip code)

407-951-8640

(Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On August 10, 2016, ID Global Solutions Corporation (the “Company”) entered into and closed Subscription Agreements with several accredited investors (the "August 2016 Accredited Investors") pursuant to which the August 2016 Accredited Investors purchased an aggregate of 23,000,000 shares of the Company’s common stock (the “2016 Subscription Shares”) for an aggregate purchase price of $1,150,000. In order to reduce the dilution as a result of this private offering, certain shareholders of the Company including Thomas Szoke (CEO and a director), David Jones (director) and others agreed to return to the Company 10,000,000 shares of common stock in the aggregate for cancellation. In connection with this private offering, the Company paid Network 1 Financial Securities, Inc. (“Network”), a registered broker-dealer, a cash fee of $92,000 and issued Network 1,840,000 shares of common stock of the Company.

On August 10, 2016, the Company issued to several of its employees and consultants stock options (the "Plan Options") under its Equity Compensation Plan to acquire an aggregate of 17,000,000 shares of common stock of the Company exercisable at $0.05 per share. The Plan Options contain vesting periods of 12 quarters commencing on October 1, 2016 as well as various vesting milestones. The Plan Options are exercisable for a period of ten years. Further, the Company amended existing g stock options to acquire 50,800,000 shares of common stock under its Equity Compensation Plan to extend the term from five years to 10 years.

As previously reported, on April 19, 2016, the Company entered into and closed Securities Purchase Agreements with several accredited investors (the "April 2016 Accredited Investors") pursuant to which the April 2016 Accredited Investors invested an aggregate of $1,550,000 into the Company in consideration of Secured Convertible Debentures and common stock purchase warrants to acquire an aggregate of 6,200,000 shares of common stock exercisable for a period of five years at an exercise price of $0.25 subject to antidilution protection. On August 10, 2016, the Company and the April 2016 Accredited Investors entered into a Letter Agreement whereby the conversion price of the Secured Convertible Debentures was reduced to $0.10 in consideration of the removal of certain price protection features in such Secured Convertible Debentures. Further, the exercise price of such Common Stock Purchase Warrant was reduced to $0.10 per share and the number of shares upon exercise of the Common Stock Purchase Warrant was increased to 15,500,000.

In addition, on August 10, 2016, the Company entered into that certain Letter Agreement (the "Amendment") with Parity Labs, LLC (“Parity”) to amend the compensation section of that certain Advisory Agreement previously entered into between the Company and Parity on November 16, 2015 for the provision of strategic advisory services, to provide for the issuance to Parity of a common stock option (the "Parity Option") to acquire 20,000,000 shares of common stock of the Company exercisable at $0.05 per share for a period of ten years. The Parity Option vests as to 10,000,000 shares of common stock immediately and then in 12 equal tranches of 833,333 shares per month commencing on September 1, 2016.

All of the offers, sales and issuances of the securities listed above were made to accredited investors and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to those sales. No advertising or general solicitation was employed in offering the securities. The offers and sales were made to a limited number of persons, each of whom was an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description
4.1	Form of Subscription Agreement by and between ID Global Solutions Corporation and the August 2016 Accredited Investors
4.2	Stock Option issued to Parity Labs, LLC
4.3	Form of Letter Agreement entered with the April 2016 Accredited Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ID Global Solutions Corporation

Date: August 16, 2016	By:/s/Thomas R. Szoke
Name: Thomas R. Szoke
Title: Chief Executive Officer